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                                                                   EXHIBIT 10.16


                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                TABLE OF CONTENTS

ARTICLE I       THE MERGER.......................................................................................1
         1.1      The Merger.....................................................................................1
         1.2      Effective Time; Closing........................................................................1
         1.3      Effects of the Merger..........................................................................2
         1.4      Subsequent Actions.............................................................................2
         1.5      Certificate of Incorporation and Bylaws........................................................2
         1.6      Directors and Officers.........................................................................2
         1.7      Conversion of Shares...........................................................................3
         1.8      Conversion of Acquisition's Capital Stock......................................................3
         1.9      Employee Options, Employee Stock Purchase Plan and Rabbi Trust.................................3
ARTICLE II      DISSENTING SHARES; EXCHANGE OF SHARES............................................................4
         2.1      Dissenting Shares..............................................................................4
         2.2      Exchange of Shares.............................................................................4
ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................6
         3.1      Organization and Qualification; Subsidiaries...................................................6
         3.2      Capitalization.................................................................................7
         3.3      Authority Relative to this Agreement...........................................................8
         3.4      Consents and Approvals; No Violation...........................................................8
         3.5      SEC Filings; Financial Statements..............................................................9
         3.6      Absence of Certain Changes and Events.........................................................10
         3.7      Proxy Statement...............................................................................11
         3.8      Material Assets...............................................................................11
         3.9      Material Proceedings..........................................................................11
         3.10     Employee Benefit Plans, Etc...................................................................11
         3.11     Environmental Matters.........................................................................14
         3.12     Labor Matters.................................................................................16
         3.13     Intellectual Property.........................................................................17
         3.14     Brokers.......................................................................................17
         3.15     Taxes.........................................................................................17
         3.16     Real Properties...............................................................................18
         3.17     Compliance with Laws..........................................................................18
         3.18     Interested Party Transactions.................................................................19
         3.19     Insurance.....................................................................................19
         3.20     Certain Business Practices....................................................................19
         3.21     Y2K Compliance................................................................................19
         3.22     Agreement, Contracts and Commitments..........................................................19
         3.23     Merger Payments...............................................................................21
         3.24     Government Contracts..........................................................................21
         3.25     Certain Approvals.............................................................................22
         3.26     Relationships with Customers, Suppliers and Representatives...................................23
         3.27     Permits.......................................................................................23
         3.28     Company Action................................................................................23
         3.29     Opinion of Financial Advisor..................................................................23

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
ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION......................................24
         4.1      Organization..................................................................................24
         4.2      Authority Relative to This Agreement..........................................................24
         4.3      Consents and Approvals; No Violation..........................................................24
         4.4      Proxy Statement...............................................................................25
         4.5      Financing.....................................................................................25
         4.6      No Violation of the Margin Rules..............................................................25
         4.7      Brokers.......................................................................................25
ARTICLE V       CONDUCT OF BUSINESS PENDING THE MERGER..........................................................25
ARTICLE VI      ADDITIONAL AGREEMENTS...........................................................................28
         6.1      No Solicitation...............................................................................28
         6.2      Access to and Delivery of Information.........................................................30
         6.3      Public Announcement...........................................................................31
         6.4      Indemnification and Insurance.................................................................31
         6.5      Continuation of Benefits......................................................................31
         6.6      Severance Policy and Other Agreements.........................................................32
         6.7      Reasonable Efforts............................................................................32
         6.8      Proxy Statement...............................................................................33
         6.9      Notification of Certain Matters; Equitable Relief.............................................34
         6.10     Antitrust Notification........................................................................35
         6.11     Takeover Statutes.............................................................................35
ARTICLE VII     CONDITIONS TO CONSUMMATION OF THE MERGER........................................................35
         7.1      Conditions to Each Party's Obligation to Effect the Merger....................................35
         7.2      Conditions to Obligation of the Company to Effect the Merger..................................35
         7.3      Conditions to Obligation of Acquiror and Acquisition to Effect the Merger.....................36
ARTICLE VIII    TERMINATION; AMENDMENT; WAIVER..................................................................37
         8.1      Termination...................................................................................37
         8.2      Notice of Termination; Effect of Termination..................................................39
         8.3      Fees and Expenses.............................................................................39
         8.4      Amendment.....................................................................................40
         8.5      Extension; Waiver.............................................................................40
ARTICLE IX      MISCELLANEOUS...................................................................................40
         9.1      Non-Survival of Representations and Warranties................................................40
         9.2      Entire Agreement; Assignment..................................................................40
         9.3      Validity......................................................................................41
         9.4      Notices.......................................................................................41
         9.5      Governing Law.................................................................................42
         9.6      Interpretation................................................................................42
         9.7      Counterparts..................................................................................42
         9.8      Parties in Interest...........................................................................42
         9.9      Severability..................................................................................42
         9.10     Attorneys Fees................................................................................43
         9.11     Expenses......................................................................................43
         9.12     Waiver of Jury Trial..........................................................................43

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 23, 2000, by and among MACTEC, Inc., a Colorado corporation ("Acquiror"), CETCAM Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Acquisition"), and Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Acquiror, Acquisition and the Company have each determined that it is in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

     B. The Board of Directors of the Company (the "Board") has approved this Agreement and the Merger as required by applicable law.

     C. The Boards of Directors of Acquiror and Acquisition, and the sole shareholder of Acquisition, have approved this Agreement and the Merger as required by applicable law.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Acquiror, Acquisition and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, and in accordance with the GCL, at the Effective Time (as defined in Section 1.2), Acquisition shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition. Acquiror, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

     1.2 Effective Time; Closing. As soon as practicable after satisfaction or, if permissible, waiver of all conditions to the Merger set forth in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in such form as required by and executed in accordance with the relevant provisions of the GCL. The Merger shall become effective at the time when the Certificate of Merger has been duly

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filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger, as agreed by the parties (the "Effective Time"). Contemporaneous with the filing of the Certificate of Merger, a closing of the Merger shall be held at 9:00 a.m., Mountain Standard Time, at the offices of Morrison & Foerster LLP, 370 Seventeenth Street, Suite 5200, Denver, Colorado 80202 or at such other time or location as the parties may establish.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the GCL.

     1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.5 Certificate of Incorporation and Bylaws.

         (a) The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, provided that, at the Effective Time, the first item of the Certificate of Incorporation of the Surviving Corporation shall read (until duly amended in accordance with applicable law) as follows: "FIRST: The name of the Corporation is Harding Environmental Science & Engineering, Inc."

         (b) The Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (until duly amended in accordance with applicable law).

     1.6 Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

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     1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquisition, the Company or any holder of Shares:

         (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Acquiror, Acquisition or any direct or indirect wholly owned subsidiary of Acquiror, in the Company's treasury (other than Shares held in the rabbi trust of the Company) or by any subsidiary of the Company (collectively, "Excluded Shares"), and other than Dissenting Shares, as defined in Section 2.1) shall automatically be converted into the right, subject to the provisions of Section 2.2(c), to receive a price of $11.50 per share in cash, without interest thereon, subject to reduction for applicable withholding taxes or stock transfer taxes payable by the seller (the "Merger Consideration"), deliverable to the holder thereof upon surrender of the certificate formerly representing such Share in the manner provided by Section 2.2; and

         (b) each Excluded Share immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or other consideration shall be made with respect thereto.

     1.8 Conversion of Acquisition's Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquisition, the Company or any holder of any shares of the outstanding capital stock of Acquisition, each share of common stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class B Common Stock, par value $.01 per share, of the Surviving Corporation.

     1.9 Employee Options, Employee Stock Purchase Plan and Rabbi Trust.

         (a) On or before the Effective Time, the Company shall accelerate the unvested portion of all outstanding Company Options (as defined in Section 3.2(a)), conditioned upon the successful completion of the Merger. In lieu of exercising such Company Options each holder thereof shall, upon surrender for cancellation of the same to the Company on or before the Effective Time, be entitled to receive from the Company, subject to applicable withholding requirements, an amount in cash equal to the excess, if any, of (i) the product of the number of Shares covered by such Company Options multiplied by the Merger Consideration, over (ii) the product of the number of Shares covered by such Company Options multiplied by the per-Share exercise or purchase price payable upon exercise or purchase of the same. The Company on or before the Effective Time shall use its reasonable best efforts to (x) obtain any requisite consents from holders of Company Options to acquire Shares and (y) make any changes in the Stock Option Plans (as defined in Section 3.2(a)) and Employee Stock Purchase Plan and Company Options that are necessary to give effect to the transactions contemplated by this Section 1.9(a).

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         (b) The Company shall take such actions, on or before the Effective
Time, as are necessary to terminate the Company's Employee Stock Purchase Plan.

         (c) The Company shall take such actions, on or before the Effective Time, as are necessary to extinguish all liabilities of the Company's Non-Qualified Deferred Compensation Plan adopted in November, 1987, and terminate the Company's rabbi trust relating thereto.

                                   ARTICLE II

                      DISSENTING SHARES; EXCHANGE OF SHARES

     2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Share which is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who has not voted such Shares in favor of the Merger or consented thereto in writing and who is entitled by applicable Delaware law to appraisal rights, and who shall have properly demanded in writing appraisal for such Shares in accordance with Section 262 of the GCL (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate formerly representing such Shares in the manner provided in Section
2.2. The Company shall give Acquiror prompt notice of any written demands for appraisal or notices of dissent with respect to any Shares, any withdrawal of any such demand, and any other instruments served pursuant to the GCL and received by the Company, and Acquiror shall have the right to participate in and to control all negotiations and proceedings with respect to any demands for appraisal made by any holders of Dissenting Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

     2.2 Exchange of Shares.

         (a) Prior to the Effective Time, Acquisition shall designate a bank or trust company (which shall be insured by the Federal Deposit Insurance Corporation (the "FDIC") and be reasonably acceptable to the Company) to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds constituting the Merger Consideration to which holders of Shares become entitled at the Effective Time pursuant to Section 1.7(a), all such funds to be deposited in trust with the Paying Agent immediately prior to the Effective Time on terms reasonably acceptable to the Company. The aggregate Merger Consideration shall be invested by the Paying Agent, as directed by Acquiror (so long as such directions do not impair the rights of

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holders of Shares). Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Acquiror.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than holders of Excluded Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a certificate which, immediately prior to the Effective Time, represented any Shares (a "Certificate") shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in a form and have such other provisions as Acquiror may reasonably specify) and instructions for use in effecting the surrender of the Certificate for payment of the appropriate Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and any other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to required tax withholdings), and such Certificate shall then be cancelled. No interest will be accrued or paid on the Merger Consideration. If delivery of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall have paid all transfer and other taxes required by reason of such delivery to a person other than such registered holder or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by the Surviving Corporation, furnish an indemnity bond sufficient in the reasonable judgment of the Surviving Corporation to protect Acquiror, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer. Until surrendered in accordance with the provisions of this Section 2.2, from and after the Effective Time each Certificate (other than Certificates representing Excluded Shares and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the Merger Consideration. All Merger Consideration paid upon surrender for exchange of any Certificate in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate.

         (c) At any time following 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for distribution of the Merger Consideration, upon due surrender of their Certificates. Notwithstanding the foregoing,

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none of Acquiror, Acquisition, Surviving Corporation or the Paying Agent shall be liable to a holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

         (e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no registration of transfers of Shares on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.2.

         (f) Acquiror or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Acquiror or the Paying Agent.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Acquiror and Acquisition as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate or other power and authority to own, lease or operate the properties that it purports to own, lease or operate and to conduct its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority has not had and would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and the Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which has not had and would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or a Subsidiary, the term "Material Adverse Effect" means any change in or effect on the business, assets, liabilities, results of operations or

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condition (financial or otherwise) of the Company or any of the Subsidiaries that has been or could reasonably be expected to be materially adverse to the Company and the Subsidiaries taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore delivered to Acquiror true and complete copies of the charters and Bylaws of the Company and the Subsidiaries as currently in effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Schedule 3.1(a) contains a correct and complete list of (A) the legal name of each of the Company's Subsidiaries, (B) the jurisdiction where each of such Subsidiaries is incorporated or organized, (C) the jurisdictions in which each of the Company and its Subsidiaries is qualified to transact business as a foreign corporation and (D) the percentage of outstanding capital stock of such Subsidiaries that is directly or indirectly owned by the Company. Schedule 3.1(b) sets forth a true and complete list of the direct and indirect partnership, joint venture, or other equity investments made by the Company or any of its Subsidiaries in any person other than the Company's Subsidiaries, and the nature and amount of such investments.

     3.2 Capitalization.

         (a) The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding, and 10,000,000 shares of Common Stock. As of the date hereof, there were 5,100,996 shares of Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, are entitled to vote on this Agreement and are not subject to and were not issued in violation of any preemptive rights. Schedule 3.2(a) contains a correct and complete list as of the date hereof of each outstanding purchase right or option (each a "Company Option") to purchase Shares, including all Company Options issued under the 1998 Stock Option Plan, the 1988 Stock Option and Restricted Stock Option Plan, the 1987 Stock Option Plan, and the Employment Agreement between the Company and Robert L. Costello, Jr. in each case as amended to the date hereof (collectively, the "Stock Option Plans"), including the holder, date of grant, exercise price and number of Shares subject thereto. Since the date hereof, the Company has not issued any shares of capital stock except pursuant to the exercise of Company Options outstanding as of such date. The Stock Option Plans and the Employee Stock Purchase Plan are the only plans under which Company Options are outstanding. Other than Company Options outstanding as of the date hereof and the Shares reserved for issuance upon exercise of those Company Options, there are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, registration rights, subscriptions, convertible securities or other rights or other agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, sell or register any securities of the Company. All shares of Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of the Company or any of the Subsidiaries to purchase, redeem or otherwise acquire any

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Shares or the capital stock of any Subsidiary. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. There are not now, and at the Effective Time there will not be, any stockholder agreement, voting trust, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or is bound relating to any shares of the capital stock of the Company or any Subsidiary or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company.

         (b) All the outstanding shares of each of the Subsidiaries have been validly issued and are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive rights, and are owned by the Company or a Subsidiary free and clear of all liabilities, obligations, claims, liens, pledges, security interests, options, charges, encumbrances and interests of any third party of any nature whatsoever. There are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, subscriptions, convertible securities or other rights or other agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock or other securities of any Subsidiary or otherwise obligating the Company or any Subsidiary to issue, transfer or sell any securities of any Subsidiary.

     3.3 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares, if and to the extent required by applicable law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Acquisition, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.4 Consents and Approvals; No Violation. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or Bylaws (or similar governing documents) of the Company or any Subsidiary, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court or other governmental, administrative or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), by the Company or any Subsidiary except (A) pursuant to the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), certain state "blue sky" statutes, and the Hart-

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Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B)
for filing the Certificate of Merger pursuant to the GCL, and (C) novations required under government contracts set forth on Schedule 3.4, (iii) except as set forth on Schedule 3.4, result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, result in any loss of any material benefit or result in the creation of a lien or encumbrance on any of the assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, permit, franchise, license, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule, regulation, permit or license applicable to the Company or any Subsidiary or any of their respective properties or assets; other than (A) such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations and conflicts set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to (ii) above, the failure to obtain which, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

     3.5 SEC Filings; Financial Statements.

         (a) The Company has heretofore delivered or made available to Acquiror or Acquisition true and complete copies of all forms, reports, registration statements and documents filed with the SEC by it since May 31, 1994 (collectively, the "SEC Reports"), all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. None of the SEC Reports (including, without limitation, any financial statements or schedules included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since May 31, 1994, the Company has made all filings required by the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Section 13(a) of 15(d) of the Exchange Act.

         (b) Other than liabilities reflected in the unaudited consolidated balance sheet of the Company as of November 30, 1999, including the notes thereto (the "Balance Sheet"), the Company and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), including liabilities arising under any Environmental Law, and whether due or to become due, other than normal or recurring liabilities incurred since November 30, 1999 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

         (c) The audited and unaudited consolidated financial statements included in the SEC Reports, any SEC Reports to be filed after the date of this Agreement until the Effective Time, and the Balance Sheet (including any related notes and schedules) were, or will be, prepared in conformity with GAAP during the periods involved, except as otherwise noted therein, and with respect to the published rules and regulations of the SEC applicable thereto, and each presents fairly, or will represent fairly, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of their operations and changes in financial position for the periods presented therein, as the case may be, subject, in the case of unaudited interim financial statements included therein, to normal year-end adjustments that in the aggregate are not material in amount and the absence of notes.

         (d) The Company has furnished to Acquiror a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         (e) Schedule 3.5(e) lists all "Accommodation Obligations" (as defined below) of the Company, the person in whose favor the Company has entered into each such obligation, and the general nature of each obligation guaranteed, and the amount of each Accommodation Obligation. "Accommodation Obligations" means any contractual obligation, contingent or otherwise, of one person with respect to any indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the person incurring the Accommodation Obligation is to provide assurance to the obligee of such indebtedness, obligation or liability of another that such indebtedness, obligation or liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders thereof shall be protected (in whole or in part) against loss in respect thereof, including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase security thereof (other than such agreements to purchase in the ordinary course of business) or to provide funds for the payment or discharge thereof agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of an Accommodation Obligation shall be equal to the lesser of (i) the amount payable under such Accommodation Obligation (if quantifiable) and (ii) the portion of the obligation so guaranteed or otherwise supported.

         (f) Schedule 3.5(f) sets forth an accurate list of all international letters of credit and bonds and all other letters of credit and bonds issued for the benefit of the Company in an amount greater than $100,000.

     3.6 Absence of Certain Changes and Events. Since November 30, 1999, except as disclosed on Schedule 3.6, (a) there has not occurred or arisen any event having or that would have, and neither the Company nor any Subsidiary has suffered, any Material Adverse Effect and (b) the Company and the Subsidiaries have conducted their businesses only in the usual and ordinary course, consistent with past practices.

     3.7 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, to be distributed to stockholders of the Company in connection with the Merger (if required by applicable law), and any schedules and exhibits required to be filed with the SEC in connection therewith (all such documents, together with all amendments and supplements thereto, being referred to herein as the "Proxy Statement"), will comply in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Acquisition or any affiliate of Acquisition specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed in final form with the SEC or first sent to stockholders, at the time of the Special Meeting (and the date of any adjournment thereof), or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Acquisition or any affiliate of Acquisition specifically for inclusion in the Proxy Statement.

     3.8 Material Assets. The Company has good and marketable title to all material assets reflected on the Balance Sheet except for (a) liens for current taxes and assessments not yet past due, (b) inchoate mechanics' and materialmen's liens for construction in progress, (c) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business, and (d) all matters of record, liens and other imperfections of title and encumbrances which matters, liens and imperfections, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

     3.9 Material Proceedings. Except as disclosed in the SEC Reports or as disclosed on Schedule 3.9, there are no civil, criminal or administrative actions, suits or proceedings, claims, arbitrations or investigations pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or the property or assets of the Company or any Subsidiary, and neither the Company nor any Subsidiary is subject to any outstanding order, writ, decree or injunction, which, in either case, has had or would have a Material Adverse Effect.

     3.10 Employee Benefit Plans, Etc.

          (a) Schedule 3.10 lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and

(iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "Company Plans" and each a "Company Plan").

          (b) None of the Company Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

          (c) None of the Company Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

          (d) The Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (e) Each Company Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Company Plan, including but not limited to ERISA and the Code.

          (f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

          (g) Each of the Company Plans that is intended to qualify under
Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Company Plan and its related trust. The Company and each Member of the Controlled Group have timely amended and operated each of the Company Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

          (h) All contributions for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) have been made prior to the Effective Time by the Company.

          (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Plans for plan years ending on or before the Effective Time.

          (j) With respect to each Company Plan:

              (1) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

              (2) no action or claims (other than routine claims for benefits made in the ordinary course of Company Plan administration for which Company Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Company Plan, any employer who is participating (or who has participated) in any Company Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Company Plan;

              (3) neither the Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and

              (4) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

          (k) Neither the Company nor any Member of the Controlled Group has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

          (l) All of the Company Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (m) True, correct and complete copies of all documents creating or evidencing any Company Plan have been delivered to Purchaser, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 3.10.

          (n) All expenses and liabilities relating to all of the Company Plans have been, and will on the Effective Time be fully and properly accrued on the Company's books and records and disclosed in accordance with generally accepted accounting principles and in Company Plan financial statements.

          (o) For purposes of this Section 3.10, the following terms have the following meanings: "Defined Benefit Plan" means either a plan described in
Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Member of the Controlled Group" means each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code. "Multiemployer Plan" means a plan described in Section 3(37) of ERISA.

     3.11 Environmental Matters.

          (a) The term "Environmental Laws" means any federal, state, local or foreign statute, law (including common law), treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (i) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (ii) the generation, treatment, storage, recycling, presence, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (iii) natural resources, or (iv) human health or the environment, and includes all environmental laws or terms of similar import as they are defined in any indemnification provision in any contract, lease, or agreement to which Company is a party. The term "Hazardous Material" means (A) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos containing materials, (E) polychlorinated byphenyls ("PCBs") or materials containing PCBs, (F) radioactive materials, and (G) pollutants, contaminants or hazardous, toxic or dangerous substances, materials or wastes or terms of similar import that are identified, defined, listed or regulated under any Environmental Law or defined in any indemnification provision in any contract, lease, or agreement to which the Company is a party.

          (b) Except as set forth on Schedule 3.11, during the period of ownership or operation by the Company or its Subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any of its Subsidiaries in, on, under or affecting such properties or any surrounding site, and there have been no buildings or other structures containing asbestos in a form that is or could become friable and no underground storage tanks on such properties, except in each case for those which individually or in the aggregate have not had and would not have a Material Adverse Effect. Except as set forth on Schedule 3.11, there have been no Releases of Hazardous Material by the Company or any of its Subsidiaries in, on, under or affecting such properties or any surrounding site at times outside of such periods of ownership, operation, or lease, or to the knowledge of the Company, by any other party at any time except in each case for those which individually on in the aggregate have not had and would not have a Material Adverse Effect. At no time has either the Company or any of its Subsidiaries generated, treated, stored, recycled, used, handled, transported or disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead, to a Release at any location, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect. To the knowledge of the executive officers of the Company, no third party property is contaminated with any Hazardous Material that may subject the Company or any of its Subsidiaries to liability under any Environmental Laws. The Company has provided or made available to the Acquiror complete and correct copies of all studies, reports, surveys, correspondence or other documents in the Company's or any Subsidiary's possession, or to which the Company or any Subsidiary has access, which relate to the presence or alleged presence of Hazardous Material at, on or affecting any current or previously owned nor leased property of the Company or any of its Subsidiaries.

          (c) Neither the Company and its Subsidiaries has received any written notice, demand, request for information, citation, summons, order, nor has it entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, or (B) the response to or remediation of Hazardous Material at or arising from any of the Company's or any Subsidiary's operations or current or previously owned or leased properties.

          (d) The Company and its Subsidiaries hold, and there are in full force and effect, all material permits, licenses, authorizations and approvals required under applicable Environmental Laws ("Environmental Permits") to conduct the business of the Company and its Subsidiaries and to own, maintain and operate all properties currently owned or operated by the Company or any of its Subsidiaries, and all such Environmental Permits are in full force and effect, except where instances of noncompliance, individually or in the aggregate, have not had and would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default (without regard to requirements of notice, lapse of time of elections or other persons) under any provision of the Environmental Permits, and neither the Company nor any Subsidiary has received any notice of any threatened cancellation, modification or non-renewal of any Environmental Permit and no consent, approval, authorization, permit of, or filing with or notification to any governmental or regulatory authority, agency or entity is required with respect to the Environmental Permits for the change in control of the Company resulting from the Merger, except where instances of noncompliance or failure to transfer would not individually or in the aggregate, have a Material Adverse Effect. The Company has delivered or made available to Acquiror a true and complete copy of each of the Environmental Permits.

          (e) Except as set forth on Schedule 3.11, to the knowledge of the executive officers of the Company, there are and have been no circumstances or conditions involving the Company, any of its Subsidiaries or their respective employees that could reasonably be expected to result in any material claims, liability or investigations under any Environmental Law or relating to Hazardous Material arising out of the conduct of the Company's or any Subsidiary's business, the ownership, operation, management of all or any portion of a facility, or out of the arrangement for the storage, treatment, recycling, transportation or disposal of, or ownership or possession or choice of the treatment, storage or disposal facility for, any material with respect and to the extent to which the Company or its Subsidiaries provided services before the Effective Time.

          (f) With respect to each contract or project pursuant to which the Company or any of its Subsidiaries is responsible for the provision of environmental remediation services ("Remediation Contract") that involves the storage, generation, treatment, recycling, handling, transportation, or disposal of any Hazardous Material or any arrangement for such services (collectively, "Use of Hazardous Material"), either (a) such Remediation Contract contains enforceable and prudent indemnification provisions protecting the Company or the appropriate Subsidiary against liability with respect to the Use of Hazardous Material as is consistent with national industry standards, or (b) the Use of Hazardous Material has been subcontracted to a person or entity other than the Company or any of its Subsidiaries pursuant to a written agreement that contains enforceable and prudent indemnification provisions protecting the Company or the appropriate Subsidiary against liability with respect to the Use of Hazardous Material as is consistent with national industry standards, or (c) management of the Company has determined, in the exercise of prudent business practices, that such indemnification could not be reasonably obtained and that the rewards of accepting such Remediation Contract outweigh the potential risks associated with the Use of Hazardous Material.

     3.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Subsidiaries and any group of their respective employees; (ii) neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiaries nor does the Company know of any activities of or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any of the Subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any of the Subsidiaries before the National Labor Relations Board of any current union representation questions involving employees of the Company or any of the Subsidiaries; and (v) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Subsidiaries. No consent of any union which is a party to any collective bargaining agreement with the Company is required to consummate the transactions contemplated by this Agreement.

     3.13 Intellectual Property. The Company or the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, service marks, software, computer programs, technology of any kind, trade names, copyrights, all applications or licenses or other rights to use the foregoing, know-how, trade secrets and other proprietary information (collectively, "Intellectual Property") used or held for use in connection with the business of the Company or any of the Subsidiaries as currently being, or proposed to be, conducted, all as set forth on Schedule 3.13, and is unaware of any assertions or claims challenging the validity of any of the Intellectual Property; and to the best knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any Intellectual Property of others in any material way. No material infringement, unauthorized use, misappropriation or other misuse of any Intellectual Property owned by or licensed by or to the Company or any of the Subsidiaries is known to the Company.

     3.14 Brokers. None of the Company or any Subsidiary or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability that would be payable by the Company for any brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement, other than in connection with the engagement of CIBC World Markets Corp., pursuant to an engagement letter (as amended) a copy of which the Company has delivered to Acquiror prior to the date hereof.

     3.15 Taxes. The Company and the Subsidiaries have filed all federal and state tax returns and reports and, to the best of the Company's knowledge, all state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes shown as due thereon and have paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except where the failure to do so has not had and would not have a Material Adverse Effect. Neither the Internal Revenue Service nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of the Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the Balance Sheet as of the date thereof are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon). Neither the Company nor any of the Subsidiaries has made an election under Section 341(f) of the Code. Except as set forth on Schedule 3.15, neither the Company nor any of the Subsidiaries has entered into any compensatory arrangements with respect to the performance of services payment of which would result in a nondeductible expense to the Company or the Subsidiary under Section 162(m) or Section 280G of the Code, or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The stock of the Company is not a "United States real property interest" within the meaning of Section 897(c)(1) of the Code.

     3.16 Real Properties.

          (a) Each of the Company and its Subsidiaries has good and marketable title to all of the real property owned by it, and all real property leases of the Company or any of its Subsidiaries are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor its Subsidiaries, nor, to the Company's knowledge, any other party, is in default under any of such leases, other than defaults which, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Company.

          (b) Except as disclosed in the Balance Sheet, each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages (other than for the mortgage on the property located at 6500 All American Blvd., Orlando, Florida), pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and
(D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, have not had and would not have a Material Adverse Effect, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed, except as have not had and would not have a Material Adverse Effect.

     3.17 Compliance with Laws. Except as disclosed on Schedule 3.17, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, injunction, decree, arbitration award, license or permit of any Governmental Entity, including any Environmental Laws (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect. Except as disclosed in Schedule 3.17, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

     3.18 Interested Party Transactions. Since August 11, 1999, no event has occurred that could be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.19 Insurance. The Company maintains the insurance policies listed on
Schedule 3.19(a) (the "Insurance Policies"). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Schedule 3.19(b) lists all claims made within the last three
(3) years against or under the Contractors Pollution Liability and Errors and Omissions/Operations and Professional Services Insurance and other errors and omissions insurance policies maintained by the Company or any of its Subsidiaries.

     3.20 Certain Business Practices. Neither the Company, any of its Subsidiaries nor any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment prohibited by applicable law.

     3.21 Y2K Compliance. The status of the Company's Year 2000 compliance is as set forth in the Company's Form 10-Q for its fiscal quarter ended November 30, 1999.

     3.22 Agreement, Contracts and Commitments.

          (a) Except for any contract filed as an exhibit to any SEC Report or as set forth on Schedule 3.22(a) hereto (collectively, the "Company Material Contracts"), neither the Company nor any of the Subsidiaries is a party to or is bound by,

              (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

              (ii) any lease of machinery, equipment or other personal property that contemplates payments by or to the Company or any of the Subsidiaries individually exceeding $25,000 or in the aggregate exceeding $200,000 in any twelve-month period;

              (iii) any contract for the purchase of any equipment, materials or supplies for a purchase price exceeding $25,000 for any such contract or group of related contracts or $200,000 in the aggregate for all such contracts;

              (iv) any Governmental Contract (as defined in Section 3.24(c)) or any commercial contract for the sale of the Company's services or products which is likely to involve revenues to the Company of more than $250,000 in the aggregate, over the remaining term;

              (v) (A) any contract, agreement or instrument relating to or evidencing purchase money indebtedness in excess of $100,000 or indebtedness for borrowed money of the Company or any Subsidiary, (B) any Accommodation Obligation in excess of $100,000 or (C) extension of credit by the Company or any Subsidiary in excess of $100,000 or loan by the Company or any Subsidiary;

              (vi) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, the localities in which, or the period during which the business of the Company or the Subsidiaries may be conducted;

              (vii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

              (viii) any voting or other agreement governing how any Shares shall be voted;

              (ix) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

              (x) any brokerage or finders fee agreements other than agreements for normal brokerage commissions or finders fees payable in the ordinary course of business; or

              (xi) any other contract that individually contemplates payments by or to the Company or any of the Subsidiaries exceeding $50,000 in any twelve-month period or which in the aggregate contemplate payments by or to the Company or any of the Subsidiaries exceeding $200,000 in any twelve-month period or which otherwise are material to the operations of the Company or any of the Subsidiaries.

          (b) Except as set forth on Schedule 3.22(b) hereto, each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and, to the Company's knowledge, each other party thereto, and each is in full force and effect, and the Company and each Subsidiary and, to the Company's knowledge, each other party thereto have performed all obligations required to be performed by them to date under each Company Material Contract. Neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, has there occurred any event or does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.

          (c) Schedule 3.22(c) lists all open projects having an original project value greater than $250,000 that:

              (i) are performed on a firm fixed price basis, or

              (ii) are greater than five percent (5%) over budget; such Schedule lists the amount the project is over budget.

          (d) Schedule 3.22(d) lists all projects which:

              (i) the client or any other contractor or subcontractor on the project has made a claim that the Company has misperformed or negligently performed such project, or is in breach of any project-related agreement;

              (ii) there are current project reserves greater than $25,000; or

              (iii) for which project reserves of greater than $25,000 have been released or reversed within the past 180 days.

     3.23 Merger Payments. Except as specifically identified and estimated on
Schedule 3.23, the execution and delivery of this Agreement, consummation or announcement of any transaction contemplated by this Agreement or any subsequent termination of employment will not result in any material payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee, former employee or director thereof under any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing or any "rabbi trust" or similar arrangement or material benefit under any of the Company Plans being established or becoming accelerated, vested or payable.

     3.24 Government Contracts. Except as disclosed in Schedule 3.24:

          (a) With respect to each Government Contract or Bid to which the Company and/or any of its Subsidiaries is a party: (i) all representations and certifications were current, accurate and complete when made, and the Company and its Subsidiaries have fully complied with all such representations and certifications; (ii) no allegation has been made, either orally or in writing, that the Company or any of its Subsidiaries is in breach or violation of any material statutory, regulatory or contractual requirement; (iii) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (iv) no cost in excess of $200,000 incurred by the Company, any of its Subsidiaries or any of their respective subcontractors has been questioned or disallowed; (v) no money due to the Company or any of its Subsidiaries has been (or has threatened to be) withheld or set off; (vi) no request for a contract price adjustment based on a claimed disallowance by a Governmental Entity or claim of defective pricing or mischarging of any kind has been made; and (vii) no claim or request for equitable adjustment or other demand by the Company or any Subsidiary against any Governmental Entity or any third party has been made, and to the best of the Company's knowledge, no basis therefor exists.

          (b) Neither the Company, any of its Subsidiaries, any of their respective affiliates, nor any of the Company's or any of its Subsidiaries' directors, officers, employees, agents or consultants is (or for the last three years has been) (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) temporarily or permanently suspended, debarred or enjoined from doing business with any Governmental Entity or from engaging in or continuing any conduct or practice in connection with the activities of the Company or any of the Subsidiaries or declared nonresponsible or ineligible for government contracting. None of the Company, any of its Subsidiaries or any of their respective affiliates has made a voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility of the Company or any of its Subsidiaries in the future.

          (c) Definitions. The following terms, as used herein, shall have the following meanings:

          "Bid" means any quotation, bid or proposal by the Company, any of its Subsidiaries or any of their respective affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity or any other entity, including a prime contractor or a higher tier subcontractor to a Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

          "Governmental Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, option, basic ordering agreement, forward pricing rate agreement, letter contract, purchase order, delivery order, Bid, change order, task order, arrangement or other commitment of any kind relating to the business of the Company or any of its Subsidiaries between the Company and/or any of its Subsidiaries and (1) any Governmental Entity, (2) any prime contractor to a Governmental Entity or (3) any subcontractor with respect to any contract described in clause (1) or (2).

     3.25 Certain Approvals. The Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the GCL) or restrictive provision of any applicable anti-takeover provision in the Company's Certificate of Incorporation (including Article Fourteenth) or Bylaws.

     3.26 Relationships with Customers, Suppliers and Representatives. The Company has not received written notice and has no knowledge that any customer, supplier, or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company or any Subsidiary which would have a Material Adverse Effect on the Company.

     3.27 Permits. The Company and its Subsidiaries hold, and there are in full force and effect, all permits, authorizations, licenses, permissions, or consents of any Governmental Entity or other person or entity that are required to be held by the Company or any of its Subsidiaries to own, maintain and operate the assets and properties owned or leased by the Company or its Subsidiaries or conduct their respective activities as currently conducted and are material to the operations of the Company and its Subsidiaries, each of which is described on Schedule 3.27 (the "Company Permits"). Except as described on Schedule 3.27, (i) neither the Company nor any of its Subsidiaries is in default (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) under any provision of the Company Permits, (ii) neither the Company nor any of its Subsidiaries has received any notice of any threatened cancellation, modification or non-renewal of any Company Permit, and (iii) to the best of the Company's knowledge, no basis for any such cancellation, modification or non-renewal exists.

     3.28 Company Action. The Board, at a meeting duly called and held, has, with knowledge of the terms and conditions in this Agreement, (i) determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and such approval constitutes approval of the Merger for purposes of Section 203 of the Delaware General Corporation Law (the "GCL"), and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated by this Agreement; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent specifically set forth in Section 6.1(c).

     3.29 Opinion of Financial Advisor. CIBC World Markets Corp. has rendered to the Board an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. The Company has provided to Acquiror a true and correct copy of such opinion and has obtained the consent of CIBC World Markets Corp., subject to its prior approval of the language used in connection with the reference, to the reference thereto in the Proxy Statement and the inclusion in the Proxy Statement of a copy of such written opinion.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION

     Each of Acquiror and Acquisition represents and warrants to the Company as follows:

     4.1 Organization. Each of Acquiror and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite corporate power and authority to own, lease and operate the properties that it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on Acquiror and its subsidiaries, taken as a whole.

     4.2 Authority Relative to this Agreement. Each of Acquiror and Acquisition has full power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Acquiror and Acquisition and the consummation by Acquiror and Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror and Acquisition. This Agreement has been duly executed and delivered by Acquiror and Acquisition and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Acquiror and Acquisition, enforceable against Acquiror and Acquisition in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     4.3 Consents and Approvals; No Violation. None of the execution and delivery of this Agreement by Acquiror and Acquisition, the consummation by Acquiror and Acquisition of the transactions contemplated hereby or compliance by Acquiror and Acquisition with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the certificate of incorporation or Bylaws of Acquiror or Acquisition, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Acquiror or Acquisition, except (A) pursuant to the Exchange Act, the Securities Act, certain state takeover statutes, the HSR Act and (B) for filing the Certificate of Merger pursuant to the GCL, (iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Acquiror or Acquisition pursuant to, any note, license, agreement or other instrument or obligation to which Acquisition is a party or by which Acquiror or Acquisition or any of their respective assets may be bound or affected or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or Acquisition or any of their respective assets; other than (A) such defaults, rights of termination, cancellation, amendment or acceleration, such liens and encumbrances, as set forth pursuant to clauses (ii) and (iii) above and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to clause (iv) above, the failure to obtain which, in the aggregate, would not have a material adverse effect on the ability of Acquiror and Acquisition to perform their obligations set forth herein or consummate the transactions, contemplated hereby.

     4.4 Proxy Statement. The information relating to Acquisition or Acquiror provided to the Company by Acquisition or Acquiror specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first sent to stockholders, at the time of the Special Meeting or at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.5 Financing. Acquiror (i) has received fully executed written commitments, copies of which have been provided to the Company (the "Financing Commitments"), to provide the funds necessary to satisfy all of Acquiror's and Acquisition's obligations under this Agreement and in connection with the transactions contemplated hereby and (ii) subject to the satisfaction of the conditions to Acquiror's and Acquisition's obligations stated in Article VII, will have at the Effective Time the necessary financing to perform such obligations.

     4.6 No Violation of the Margin Rules. None of the transactions contemplated by this Agreement will violate or result in the violation of Section 7 of the Exchange Act or any regulation promulgated pursuant thereto, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

     4.7 Brokers. None of Acquiror or Acquisition or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability, which would be payable by the Company, for any brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and shall use its best efforts, and shall cause each of the Subsidiaries to use their best efforts, to preserve intact its present business organization, keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, prior to the Effective Time, without the prior written consent of Acquiror and Acquisition:

          (a) propose or adopt any amendment to or otherwise change its Certificate of Incorporation or Bylaws except as contemplated by this Agreement;

          (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class, any Voting Debt or any other securities of, or any other ownership interest (including but not limited to stock appreciation rights, phantom stock or stock-based performance units) in, the Company or any Subsidiary (except for the issuance of shares of Common Stock upon the exercise of Company Options granted under the Stock Option Plans and the Employee Stock Purchase Plan and set forth on
Schedule 3.2(a)), or amend any of the terms of any such securities or agreements outstanding on the date hereof, other than pursuant to the terms of this Agreement;

          (c) reclassify, combine, split or subdivide any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

          (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Shares or other securities of the Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any Shares or other securities of the Company or its Subsidiaries;

          (e) (i) incur, assume or prepay any material liability, including, without limitation, any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon, or (v) make any commitments for or authorize any new capital expenditures in excess of $50,000 individually and $500,000 in the aggregate;

          (f) except as required by law or pursuant to the terms of this Agreement and except for amendments to the Employee Stock Purchase Plan to provide that (i) if the Merger is to occur on or prior to June 30, 2000, the last day of the six-month period shall be the day immediately prior to the day on which the Merger occurs and (b) if the Merger is to occur after June 30, 2000, the Plan will be terminated effective on the day immediately prior to the day on which the Merger is to occur and the moneys in participants' accounts will be returned to them, enter into, adopt, terminate or amend in any material respect any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, termination pay or other employee benefit agreement or arrangement, labor agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or, except in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan and arrangement including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units;

          (g) enter into any agreement, contract, commitment or transaction other than in the ordinary course of business, consistent with past practices;

          (h) waive, assign, release or relinquish any material rights, cancel any material (individually or in the aggregate) indebtedness, waive the benefits of or agree to modify in any manner any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party, or permit any insurance policy naming it as a beneficiary or loss payable payee, including the Insurance Policies, to be cancelled or terminated;

          (i) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, reorganization, recapitalization, liquidation, dissolution, or business combination, any acquisition of a material amount of assets or securities, or any disposition of a material amount of assets or securities;

          (j) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it or revalue in any respect any of its material assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

          (k) make, revoke or amend any tax election, settle or compromise any federal, state, local or foreign income tax liability, waive or extend the statute of limitations in respect of any such taxes or enter into or amend any agreement with any tax authority;

          (l) pay, discharge, settle, compromise or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practices since the date thereof;

          (m) fail to maintain in full force and effect any Company Permit, Environmental Permit or license (including contractor and professional engineering licenses and qualifications to transact business) other than in the ordinary course of business consistent with past practices; or

         (n) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action or allow any other event to occur which would make any representation or warranty in this Agreement materially untrue or incorrect, including as of the date hereof and as of the Effective Time, as if made as of such time.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

         (a) For purposes of this Agreement:

             (i) "Alternative Proposal" means any inquiry, proposal or offer, whether written or oral and whether or not delivered to the Company's stockholders generally, from any person or Group relating to any direct or indirect acquisition or purchase of any material portion of the assets of the Company and its Subsidiaries taken as a whole, or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer (including by the Company or its Subsidiaries) that if consummated could result in any person or Group beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

             (ii) "Superior Proposal" means a bona fide offer, whether written or oral, made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the total outstanding voting securities of the Company or all or substantially all the assets of the Company, which offer is otherwise on terms which the Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be reasonably likely to be completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the person, entity or Group making the proposal) and more favorable to the Company's stockholders from a financial point of view than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, is as likely to be obtained by such third party as is the financing of Acquiror pursuant to the Financing Commitments.

             (iii) "Representative" means any of the officers, directors, employees or agents of, or any investment banker, attorney, accountant or other advisor or representative retained by, the Company or its Subsidiaries.

             (iv) "Group" means any group as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company shall not and shall direct its Representatives not to and shall cause the Subsidiaries and their Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person, entity or Group concerning any actual or potential Alternative Proposal. The Company represents and warrants to Acquiror and Acquisition that it, its Subsidiaries and their respective Representatives have ceased any and all existing activities, discussions or negotiations with any persons, entities or Groups conducted heretofore with respect to any Alternative Proposal. Any violation of the restrictions set forth in this Section 6.1(b) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Company.

         (c) (i) If the Board reasonably determines in good faith, after taking into account the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company and its Representatives may, in response to a Superior Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.1, furnish non-public information with respect to the Company and participate in discussions and negotiations regarding such Superior Proposal if the person, entity or Group submitting the Superior Proposal has signed a confidentiality agreement usual and customary with respect to transactions contemplated by the Superior Proposal. The Company shall furnish to Acquiror any non-public information furnished pursuant to the preceding sentence at the same time the Company furnishes such information to the person, entity or Group submitting the Superior Proposal.

             (ii) The Company shall promptly following receipt of any written Alternative Proposal (and in any event not later than 24 hours after receipt thereof), notify Acquiror of the receipt of the Alternative Proposal.

             (iii) If the Board reasonably determines in good faith, after taking into account the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an Acquisition Agreement with respect to a Superior Proposal, if the Company has (w) given Acquiror written notice (a "Notice of Superior Proposal") advising Acquiror that the Board has received a Superior Proposal specifying the material terms and conditions of the Superior Proposal (including the proposed financing), identifying the person making such Superior

Proposal and including a copy of the Superior Proposal, (x) afforded Acquiror three business days from the date the Notice of Superior Proposal was received by Acquiror to propose to the Company such modifications to the transactions contemplated by this Agreement as Acquiror may elect (a "Modified Proposal") and
(y) negotiated with Acquiror in good faith during the three business days following the date on which the Notice of Superior Proposal was received by Acquiror to enable Acquiror to negotiate a Modified Proposal during such three business day period such that the subject Superior Proposal no longer constitutes a Superior Proposal. Any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter, to the extent permitted under applicable law, prior to public disclosure by the Board of its recommendation with respect thereto.

         (d) Nothing contained in this Section 6.1 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board, after taking into account the advice of its outside legal counsel, disclosure is required under applicable law, provided, that neither the Company nor the Board nor any committee thereof shall, except in strict compliance with the provisions of Section 6.1(c), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Alternative Proposal.

     6.2 Access to and Delivery of Information. From the date of this Agreement, the Company shall, and shall cause its officers, directors, employees, auditors, agents and subsidiaries, and the officers, directors, employees, auditors and agents of each Subsidiary to, give Acquiror and Acquisition and each source of financing for Acquiror in connection with the Merger (each a "Financing Source") and the officers, employees, counsel, advisors and representatives of Acquiror, Acquisition and each Financing Source (the "Agents"), access during regular business hours to all officers, employees, agents, offices, properties, and other facilities and to all books and records of the Company and each Subsidiary, permit Acquiror, Acquisition and each Financing Source to make such inspections and conduct such testing as it may require, and furnish Acquiror, Acquisition and each Financing Source with such financial, operating, environmental and other data and information as Acquiror or Acquisition, through their Agents, may from time to time reasonably request. Acquisition and Acquiror shall hold and shall cause their Agents to hold all information provided pursuant to this Section 6.2 confidential to the extent required by the terms of the Confidentiality Agreement. The Company shall furnish promptly to Acquiror and Acquisition a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal, state or foreign securities laws. The Company will deliver or make available to Acquiror a true and complete copy of each of the Company Permits within 10 days after the date of this Agreement. No investigation made by Acquiror, Acquisition or any Agent pursuant to this
Section 6.2 shall affect any representations or warranties of the parties contained in this Agreement or any conditions to their obligations hereunder.

     6.3 Public Announcement. Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to any of the transactions contemplated by this Agreement, shall provide to the other party for review a copy of any such press release or statement a reasonable time prior to such release or statement and shall not issue any such press release or make any such public statement prior to such consultation and review, except where advised by outside legal counsel that consultation is not practicable in order to comply with applicable law or any listing agreement with applicable securities exchanges.

     6.4 Indemnification and Insurance.

         (a) Acquisition and Acquiror hereby acknowledge the existence and continued effect of and agree to cause the Surviving Corporation to honor in accordance with their respective terms certain indemnity agreements (the "Indemnity Agreements") listed on Schedule 6.4(a), true and complete copies of which the Company has provided to Acquiror, that are outstanding as of the date hereof between the Company and certain of the Company's former and existing directors and officers.

         (b) All rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") as provided in the certificate or articles of incorporation, bylaws or similar documents of any of the Company or any of its Subsidiaries as in effect as of the date hereof (as reflected in such documents provided to Acquiror prior to the date of this Agreement) with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years unless and to the extent otherwise required by applicable law.

         (c) Acquiror shall cause the Company, and from and after the Effective Time, the Surviving Corporation, to purchase a six-year extended reporting period endorsement under the current policy of directors' and officers' liability insurance maintained by the Company set forth on Schedule 3.19(a), a true and complete copy of which the Company has provided to Acquiror; provided that (i) the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies, (ii) such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time and (iii) the Surviving Corporation shall not be required to pay an annual premium for such coverage in excess of 150% of the last annual premium paid (the "Maximum Premium") by the Company prior to the date hereof (which the Company represents to be $102,000 for the 12-month period ended July 1, 2000). If the Surviving Corporation is unable to obtain the insurance required by this Section 6.4(c) for the Maximum Premium it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

     6.5 Continuation of Benefits. During the period from the Effective Time through the first anniversary thereof, Acquiror shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company and the Subsidiaries, which are, in the aggregate, substantially the same as or not materially less favorable in the aggregate than those generally in effect with respect to similarly situated employees of Acquiror. Buyer shall maintain the Company's existing medical, health and dental employee benefit plans ("Existing Company Medical Plans") in effect from the Effective Time through December 31, 2000. For all Employee Benefits of Acquiror and its affiliates after the Effective Time, Acquiror shall, to the extent permitted under its benefit plans, cause all service with the Company or any of its Subsidiaries prior to the Effective Time of employees to be treated as service with Acquiror and its affiliates for eligibility, vesting and benefit accrual purposes to the same extent that such service is taken into account by the Company and its Subsidiaries as of the date hereof, except to the extent such treatment will result in duplication of benefits. From and after the Effective Time, Acquiror shall, to the extent permitted under the relevant plan and within Acquiror's control, (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such limitations or waiting periods did not apply to the employees of the Company under its plans in existence as of the date hereof) under any group health plans of Acquiror or any of its Subsidiaries to be waived with respect to employees of the Company and their eligible dependents and (ii) give each employee of the Company credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year. "Employee Benefits" shall mean benefits provided under any of the following employee plans: medical, health, dental, life insurance, long-term disability, severance, pension, retirement or savings plan, policy or arrangement, including those such plans for which coverage is generally limited to officers or a select group of highly compensated employees. If so requested by Acquiror, the Company shall, immediately prior to the Effective Time, cause to be terminated any one or more Company Plans (as that term is defined in Section 3.10), other than Existing Company Medical Plans, by taking all such corporate action, preparing, filing and furnishing all such notices to employees, trustees, insurance companies, service providers and Governmental Entities as may be necessary or appropriate, and making arrangements for the distribution of assets as may be required in order to effectuate such termination prior to the Effective Time.

     6.6 Severance Policy and Other Agreements. Except as contemplated by
Section 7.3(g), Acquiror shall honor or cause to be honored all severance and retention agreements and employment agreements with the Company's directors, officers and employees set forth on Schedule 6.6. The Company represents and warrants that it has provided to Acquiror true and complete copies of such agreements.

     6.7 Reasonable Efforts. Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all waivers, consents and approvals of, and to make all filings with and notifications to, any Governmental Entity or any other third parties as are necessary in order to consummate the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Proxy Statement, any required filings under the HSR Act, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Acquiror or Acquisition or any of their respective subsidiaries should be discovered by the Company or Acquiror, as the case may be, which should be set forth in the Proxy Statement, the discovering party promptly shall inform the other parties of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action. The Company shall use its reasonable best efforts to take or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Surviving Corporation has the full benefit of all of the Environmental Permits after the Effective Time.

     6.8 Proxy Statement.

         (a) The Company shall, in accordance with applicable law:

             (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable after the date of this Agreement for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, for the purpose of considering and taking action upon this Agreement (the "Special Meeting") and shall not, unless required by applicable laws to do so, adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) such Special Meeting without the prior consent of Acquiror;

             (ii) subject to Section 6.1(c), include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

             (iii) use its best efforts to (A) obtain and furnish the information required to be included by it in the Proxy Statement, file the preliminary Proxy Statement with the SEC on or before April 17, 2000 and, after consultation with Acquiror and Acquisition, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the date of this Agreement and (B) solicit from the stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and, subject to Section 6.1(c), take all other actions reasonably necessary or advisable to secure the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders.

         (b) The Company shall promptly correct the Proxy Statement if and to the extent that it becomes false or misleading in any material respect (and each of Acquiror and Acquisition, with respect to written information supplied by it specifically for use in the Proxy Statement, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information), shall supplement the information contained in the Proxy Statement to include any information that becomes necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and each of Acquiror and Acquisition shall supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and shall take all steps necessary to cause the Proxy Statement, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company's stockholders, in each case to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC or dissemination to the stockholders of the Company. The Company shall provide to Acquiror and its counsel any comments and correspondence the Company or its counsel may receive from the SEC with respect to the Proxy Statement promptly after receipt thereof.

         (c) The Company shall, or shall cause its transfer agent to, make all stock records and other records relating to the Shares and the Company's stockholders available to Acquiror and Acquisition as is necessary or advisable to effect the intent of this Agreement.

     6.9 Notification of Certain Matters; Equitable Relief.

         (a) The Company shall give prompt written notice to Acquiror, and Acquiror shall give prompt written notice to the Company, of the occurrence (or nonoccurrence) of any event, the occurrence (or nonoccurrence) of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and of any material failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available to either party hereunder.

         (b) Each of the Company, Acquiror and Acquisition shall give prompt written notice to the other parties hereto of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         (c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.10 Antitrust Notification. Each of the Company and Acquiror shall as promptly as practicable, but in no event later than ten (10) business days following the execution of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of the parties hereto shall use commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby; provided; however, that nothing contained herein shall require (i) Acquiror or any of its subsidiaries to divest or hold separate any portion of its assets or the assets of the Company or (ii) the Company or any of its subsidiaries to divest or hold separate any portion of its assets.

     6.11 Takeover Statutes. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement or any of the transactions contemplated hereby, the Company shall promptly use its reasonable best efforts to take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation as in effect on the date hereof and the GCL;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction and be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

          (c) any waiting period applicable under the HSR Act shall have terminated or expired.

     7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or both of which may be waived by the Company:

         (a) each of Acquiror and Acquisition shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

         (b) Acquiror and Acquisition shall not have materially breached any of their material representations or warranties in the Merger Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties).

     7.3 Conditions to Obligation of Acquiror and Acquisition to Effect the Merger. The obligation of Acquiror and Acquisition to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Acquiror and
Acquisition:

         (a) the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

         (b) there shall not have been any regulation, legislation, statute, rule, injunction, judgment or other order promulgated, enacted, entered or enforced or deemed applicable to the Merger by any Governmental Entity and be in effect (other than the routine application to the Merger or other subsequent business combination of waiting periods under the HSR Act), that in the reasonable judgment of Acquiror prohibits or limits or seeks to prohibit or limit the ownership or operation by Acquiror or Acquisition or any other affiliate of Acquiror of all or any portion of the business or assets of the Company and the Subsidiaries or of Acquiror or Acquisition or any other affiliate of Acquiror or compels or seeks to compel Acquiror or Acquisition or any other affiliate of Acquiror to dispose of or to hold separately all or any portion of the business or assets of the Company or any of the Subsidiaries or of Acquiror or Acquisition or any other affiliate of Acquiror, or imposes or seeks to impose any limitation on Acquiror or Acquisition or any other affiliate of Acquiror to conduct their business or own such assets;

         (c) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clause (b) above;

         (d) no Material Adverse Effect shall have occurred;

         (e) the Company shall not have materially breached any of its material representations or warranties in the Merger Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties);

         (f) there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event or circumstance that materially and adversely affects, the extension of credit by banks or other lending institutions, (iii) any banking moratorium declared by New York, Texas or United States authorities, any material adverse change in the market for syndicated facilities similar in nature to the credit facilities of Acquiror or any material disruption of, or material adverse change in, financial, banking or capital markets generally, in each case as determined by Acquiror in its sole reasonable discretion, (iv) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; and

         (g) the Company shall have $14.5 million of available cash prior to payment of (i) amounts payable pursuant to Section 1.9(a), and (ii) transaction fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by written notice, notwithstanding approval thereof by the stockholders of the
Company:

         (a) by mutual written consent duly authorized by the Board of Directors of Acquiror and the Board;

         (b) by either Acquiror or the Company if:

             (i) a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove, lift, vacate or reverse such order, decree or ruling; or

             (ii) the Board has recommended, or the Company has entered into an Acquisition Agreement with respect to, an Alternative Proposal except that the Company may not exercise its right to terminate the Agreement pursuant to this
Section 8.1(b)(ii) unless the Acquisition Agreement is with respect to a Superior Proposal, the Company has strictly complied with the terms and procedures set forth in Section 6.1 and prior to such termination the Company has paid the Termination Fee described in Section 8.3(b); or

             (iii) if the Merger shall not have been consummated by August 31, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement is not available to any party that is then in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties) or if such party's material breach has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

         (c) by Acquiror if:

             (i) the Company shall have failed to include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

             (ii) the Board or any committee thereof shall have (A) withdrawn or modified (including but not limited to by amendment of or supplement to the Proxy Statement) or publicly proposed to withdraw or modify in a manner adverse to Acquiror or Acquisition its approval or recommendation of this Agreement or the Merger; (B) approved or recommended or publicly proposed to approve or recommend any Alternative Proposal; (C) resolved to effect any of the foregoing; or (D) failed to reaffirm publicly and unconditionally its recommendation to the Company's stockholders to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, which public affirmation must be made within five business days after Acquiror's written request to do so (which request may be made at any time that an Alternative Proposal is pending) and must also include the unconditional rejection of such Alternative Proposal (to the extent not previously publicly withdrawn); or

             (iii) the Company is in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties); provided that if such breach is curable through the exercise of the Company's commercially reasonable efforts, Acquiror may not terminate this Agreement under this Section 8.1(c)(iii) unless such breach is not cured on or prior to the date that is twenty (20) days after written notice of such breach is given by Acquiror to the Company; or

         (d) by the Company if Acquiror or Acquisition is in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties); provided that if such breach is curable through exercise of Acquiror's or Acquisition's commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured on or prior to the date that is twenty (20) days after written notice of such breach is given by the Company to Acquiror.

     8.2 Notice of Termination; Effect of Termination.

         (a) Any termination of this Agreement under Section 8.1 above shall be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.

         (b) In the event of the termination of this Agreement as provided in
Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3 and Article IX (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

         (c) No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3 Fees and Expenses.

         (a) The Company shall reimburse Acquiror in the amount of $500,000 as reimbursement for all of its costs and expenses in connection with this Agreement and the Merger ("Transaction Expenses") if this Agreement has been terminated by Acquiror pursuant to Section 8.1(c)(iii), provided that Acquiror is not in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or material adverse effect in such representations and warranties), and Acquiror shall reimburse the Company in an amount of $500,000 as reimbursement for Transaction Expenses if this Agreement has been terminated by the Company pursuant to Section 8.1(d), provided that the Company is not in material breach of any of its material covenants, obligations, representations or warranties in this Agreement (without giving effect to any limitation as to materiality or Material Adverse Effect in such representations and warranties).

         (b) If this Agreement is terminated pursuant to Section 8.1(b)(ii) or
Section 8.1(c)(i) or (ii), the Company shall promptly pay Acquiror a termination fee of $2,500,000 (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Acquiror.

         (c) In addition to the Company's obligations under Section 8.3(a), if

             (i) this Agreement is terminated pursuant to Section 8.1(c)(iii) and the Company is unable to prove by a preponderance of the evidence that the breach by the Company was not willful and prior to the first anniversary of such termination, the Company enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated, or

             (ii) this Agreement is terminated pursuant to Section 8.1(c)(iii) and the Company proves by a preponderance of the evidence that the breach by the Company was not willful and prior to the first anniversary of such termination, the Company enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated and the consideration per Share expected to be paid in connection with such transaction is an amount equal to (x) $11.50, less (y) the amount determined by dividing the Termination Fee by the number of Shares then outstanding, within one business day of the execution of such agreement or consummation of such Alternative Proposal, the Company shall pay Acquiror the Termination Fee less Transaction Expenses previously paid to Acquiror pursuant to Section 8.3(a) in immediately available funds by wire transfer to an account designated by Acquiror.

     8.4 Amendment. This Agreement may be amended by action taken by the Company, Acquiror and Acquisition at any time before or after adoption of the Merger by the stockholders of the Company (if required by applicable law); provided, however, that, after any such approval by the stockholders of the Company, no amendment shall be made that is not otherwise permitted pursuant to
Section 251(d) of the GCL. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto (in the case of the Company, acting through the Board) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) subject to Section 8.4, waive compliance by the other party with any of the covenants and agreements contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 9.1 shall have no effect upon any covenant, agreement or obligation whether to be performed before or after the Effective Time.

     9.2 Entire Agreement; Assignment. This Agreement (including the documents, schedules and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise and any attempted assignment of this Agreement in violation of this sentence shall be void; provided, however, that Acquiror may assign its rights and Acquisition may assign its rights, interest and obligations to any wholly-owned subsidiary of Acquiror without the consent of the Company provided that no such assignment shall relieve Acquiror of any liability for any breach by such assignee. Nothing in this Section 9.2 shall be deemed to supersede or terminate the rights of the Company pursuant to the Confidentiality Agreement.

     9.3 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) or confirmed facsimile transmission to the respective parties as follows:

If to Acquiror or Acquisition:

     MACTEC, Inc.
     1819 Denver West Drive, Suite 400
     Golden, CO 80401
     Attention: J. Michael Zika
     Fax: (303) 273-5000

with a copy to

     Morrison & Foerster LLP
     370 Seventeenth Street, Suite 5200
     Denver, Colorado 80202
     Attention: Bruce D. Stocks
     Fax: (303) 592-1510

If to the Company:

     Harding Lawson Associates Group, Inc.
     707 Seventeenth Street, Suite 2400
     Denver, CO 80202
     Attention: Robert L. Costello, Jr.
     Fax: (303) 293-6105
with a copy to

     Howard, Rice, Nemerovski, Canady
     Falk & Rabkin, P.C.
     A Professional Corporation
     Three Embarcadero Center, 7th Floor
     San Francisco, California 94111
     Attention: Richard W. Canady
     Fax: (415) 217-5910

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided, that notice of any change of address shall be effective only upon receipt thereof).

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.6 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitations." The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in fall force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby, subject to the terms and conditions hereof, are fulfilled to the fullest extent possible.

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


     9.10 Attorneys Fees. In the event of any dispute hereunder, the prevailing party shall be entitled to the recovery of reasonable attorneys fees.

     9.11 Expenses. Except as set forth in Section 8.3(a), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     9.12 Waiver of Jury Trial. Each of Acquiror, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

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     IN WITNESS WHEREOF, each of the parties signed below has caused this
Agreement to be executed on its behalf by its officer thereunto duly authorized the day and year first above written:

                                       MACTEC, INC.
                                       a Colorado corporation


                                       By: /s/ Scott E. State
                                           -------------------------------------
                                           Name:  Scott E. State
                                           Title: President

                                       CETCAM ACQUISITION CORPORATION,
                                       a Delaware corporation


                                       By: /s/ Scott E. State
                                           -------------------------------------
                                           Name:  Scott E. State
                                           Title: President

                                       HARDING LAWSON ASSOCIATES GROUP,
                                       INC., a Delaware corporation


                                       By: /s/ Robert L. Costello, Jr.
                                           -------------------------------------
                                           Name:  Robert L. Costello, Jr.
                                           Title: Chief Executive Officer

                                       44